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                                EXHIBIT (a)(8)
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                           Offer to Purchase for Cash
                             Shares of Common Stock
             (Including Associated Preferred Share Purchase Rights)
                                      and
                 Shares of Series A Cumulative Preferred Stock
                                       of
                          Hallwood Energy Corporation
                                       at
                      $12.50 Net Per Share of Common Stock
                                      and
          $10.84 Net Per Share of Series A Cumulative Preferred Stock
                                       by
                            Pure Resources II, Inc.
                     an indirect wholly-owned subsidiary of
                              Pure Resources, Inc.

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MAY 8, 2001, UNLESS THE OFFER IS EXTENDED.


To Brokers, Dealers, Commercial Banks,                            April 10, 2001
Trust Companies and Other Nominees:

   We have been appointed by Pure Resources, II, Inc., a Delaware corporation (the "Purchaser") and an indirect wholly owned subsidiary of Pure Resources, Inc., a Delaware corporation ("Pure Resources"), to act as Information Agent in connection with the Purchaser's offer to purchase all of the outstanding shares of common stock, $0.01 par value (the "Common Stock") of Hallwood Energy Corporation, a Delaware corporation ("Hallwood"), together with the associated preferred share purchase rights (the "Rights") issued pursuant to the Rights Agreement dated June 8, 1999, as amended, between Hallwood and Registrar and Transfer Company and all the outstanding shares of Series A Cumulative Preferred Stock, $0.01 par value (the "Preferred Stock" and together with the Common Stock and the Rights, the "Shares") at a price of $12.50 per share of Common Stock and $10.84 per share of Preferred Stock, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase, dated April 10, 2001 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer") enclosed herewith. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of March 29, 2001, by and among Pure Resources, the Purchaser and Hallwood. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

   For your information and for forwarding to your clients for whom you hold Share registered in your name or in the name of your nominee we are enclosing copies of the following documents:

    1. Offer to Purchase;

    2. Letter of Transmittal to tender Common Stock for your use and for the information of your clients;

    3. Letter of Transmittal to tender Preferred Stock for your use and for the information of your clients;

    4. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Common Stock are not immediately available or time will not permit all required documents to reach the Depositary by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed on a timely basis.
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    5. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Preferred Stock are not immediately available or time will not permit all required documents to reach the Depositary by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed on a timely basis.

    6. A letter to stockholders of Hallwood from William L. Guzzetti, President of Hallwood, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by Hallwood;

    7. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

    8. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

    9. Return envelope addressed to the Depositary.


   WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND THE WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MAY 8, 2001, UNLESS THE OFFER IS EXTENDED.

   In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase), (ii), a Letter of Transmittal (of facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery, and (iii) and other documents required by the Letter of Transmittal.

   If holders of Shares wish to tender Shares, but cannot deliver such holders' certificates or other required documents, or cannot comply with the procedure for book-entry transfer, prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure described in Section 2 of the Offer to Purchase.

   Neither the Purchaser nor Pure Resources will pay any fees or commissions to any broker, dealer or other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer. However, upon request, the Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in the Letter of Transmittal.

   Any inquiries you may have with respect to the Offer should be addressed Georgeson Shareholder Communications, the Information Agent, at the addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

   Additional copies of the enclosed material may be obtained from the Information Agent at the address and telephone number set forth on the back cover page of the Offer to Purchase.

                                        Very truly yours,

                                        Georgeson Shareholder Communications

   NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL AUTHORIZE YOU OR ANY OTHER PERSON TO ACT ON BEHALF OF OR AS THE AGENT OF PURE RESOURCES, THE PURCHASER, HALLWOOD, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.


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